Nanophase Technologies Corporation S-1/A

Exhibit 99.3

FORM OF LETTER TO NOMINEE HOLDERS

NANOPHASE TECHNOLOGIES CORPORATION

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Nanophase Technologies Corporation

December [●], 2023

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by Nanophase Technologies Corporation (“we,” “us,” “our,” or the “Company”) of shares of common stock, pursuant to non-transferable subscription rights distributed to all stockholders of record of shares of our common stock, par value $0.01 per share, at 5:00 p.m., New York City time, on December 20, 2023 (the “Record Date”). The subscription rights and common stock are described in the prospectus (the “Prospectus”) which forms a part of the Registration Statement on Form S-1, first filed with the Securities and Exchange Commission on November 21, 2023, as amended or supplemented from time to time.

In the rights offering, we are offering an aggregate of 5,000,000 shares of common stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., New York City time, on January 19, 2024, unless extended (the “Expiration Time”).

As described in the Prospectus, each beneficial owner of shares of common stock registered in your name or the name of your nominee is entitled to one subscription right for each share of common stock owned by such beneficial owner at 5:00 p.m., New York City time, on the Record Date. Each subscription right will allow the holder thereof to subscribe for 0.1 shares of common stock (the “basic subscription privilege”) at the cash price of $0.40 per full share (the “subscription price”). For example, if a stockholder owned 100 shares of common stock as of 5:00 p.m., New York City time, on the Record Date, it would receive 100 subscription rights and would have the right to purchase 10 shares of common stock (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) at the subscription price.

If a stockholder fully exercises its basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, such stockholder may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right, and limited to 1.6 times the number of shares that such stockholder purchased under the basic subscription privilege. To the extent the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all common shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise its over-subscription privilege, each stockholder will be required to deliver the subscription payment related to its over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if a stockholder wishes to maximize the number of shares it may purchase pursuant to the stockholder’s over-subscription privilege, the stockholder will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of common stock that may be available to the stockholder, assuming that no stockholder other than such stockholder has purchased any shares of common stock pursuant to their basic subscription privilege and over-subscription privilege. Fractional shares of common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We can provide no assurances that each stockholder will actually be entitled to purchase the number of shares issuable upon the exercise of such stockholder’s over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy a stockholder’s exercise of the over-subscription privilege if all of the stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of common stock are available following the exercise of subscription rights under the basic subscription privileges.

If the amount a stockholder pays in connection with the exercise of such stockholder’s over-subscription privilege exceeds the subscription price of the number of shares allocated to such stockholder, the stockholder will be allocated only the number of unsubscribed shares available to it, and any excess subscription payment will be returned to the stockholder, without interest, as soon as practicable. If the amount a stockholder pays in connection with the exercise of such stockholder’s over-subscription privilege is less than the subscription price of the maximum number of unsubscribed shares available for purchase under such stockholder’s over-subscription privilege, the stockholder will be allocated only the number of shares for which it actually paid the subscription price. See “The Rights Offering—The Subscription Rights” in the Prospectus.

The subscription rights will be evidenced by a Subscription Rights Certificate registered in the stockholder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold shares of common stock beneficially and who have received the subscription rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of common stock directly and prefer to have such institutions effect transactions relating to the subscription rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

We are not charging any fee or sales commission to issue subscription rights to our stockholders or to issue shares to our stockholders if they exercise their subscription rights. If a stockholder exercises its subscription rights through the record holder of its shares, the stockholder is responsible for paying any fees its record holder may charge such stockholder.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to Use of Nanophase Technologies Corporation Subscription Rights Certificates;

3. A form of letter which may be sent to your clients for whose accounts you hold shares of our common stock registered in your name or the name of your nominee;

4. Beneficial Owner Election;

5. Nominee Holder Certification; and

6. A return envelope addressed to Broadridge Corporate Issuer Solutions, LLC, the subscription agent.

Your prompt action is requested. To exercise the subscription rights, as indicated in the Prospectus, you should deliver to the subscription agent the properly completed and signed Subscription Rights Certificate with payment of the subscription price in full for each share of common stock subscribed for pursuant to the basic subscription privilege and the over-subscription privilege. The subscription agent must receive the Subscription Rights Certificate with payment of the subscription price prior to the Expiration Time. Once a subscription rights holder has exercised its basic subscription privilege and/or over-subscription privilege, such exercise may not be revoked, even if the subscription rights holder later learns information that it considers to be unfavorable to the exercise of its subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in the Prospectus, a subscription rights holder may cancel its subscription and receive a refund of any money it may have advanced.

Additional copies of the enclosed materials may be obtained from the subscription agent by calling 1-800-789-8409 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the subscription agent.

Very truly yours,

Nanophase Technologies Corporation

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